Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall Acting CEO 617.926.1551 pmarshall@panacos.com

Panacos Announces First Cohort Results of Phase 2b Study

Company to Hold a Conference Call at 5:00 p.m. EST Today

Watertown, MA (December 19, 2006) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced preliminary results from the first cohort of a Phase 2b study of bevirimat (PA-457) in patients failing HIV therapy due to drug resistance. The data confirm the clinical antiviral activity of bevirimat shown in previous studies; however, the bevirimat plasma concentrations were lower than anticipated, suggesting that the tablet formulation used for this study did not deliver the drug as expected.

After 14 days of dosing with 400 mg of bevirimat tablets administered on top of patients’ failing background regimens, an antiviral effect was seen in the bevirimat treatment group. Two out of twelve patients with multiple-drug-resistant HIV who received bevirimat achieved an undetectable level of virus. These two patients and one other individual had a viral load reduction of greater than 1 log10. However, the overall antiviral response in this first cohort was less than expected, in line with the patients’ lower than anticipated bevirimat plasma concentrations. A previous bioavailability study had predicted that the plasma concentrations, and therefore the antiviral response, of the 400 mg tablet dose would be comparable to the highest (200 mg) dose of the oral solution used in the Phase 2a study. Instead, both the plasma concentrations and the antiviral response observed in the 400 mg tablet cohort were similar to the 100 mg Phase 2a oral solution dose. The data suggest that the lower plasma concentrations of drug resulted from the properties of the 50 mg tablet, a prototype designed specifically for use in the Phase 2b trial. Panacos has been working for some time on new tablet formulations for late-stage development and commercialization. Preliminary analysis of the safety profile of bevirimat in the first cohort indicated that bevirimat was generally safe and well tolerated.

Graham Allaway, Panacos’ President and COO said, “While this first cohort did not produce the bevirimat levels we had hoped for, we were encouraged that some patients exhibited a very good antiviral response. Overall, the data are consistent with the relationship between plasma concentrations and response that we have seen previously, and we believe the results support going to higher doses, potentially with alternative formulations, with the aim of generating greater responses. We are submitting a proposal to the FDA designed to continue bevirimat dose escalation in Phase 2b as soon as possible while we continue to develop an optimized formulation of bevirimat for commercialization.”

First Cohort Results

The initial Phase 2b bevirimat tablet dose of 400 mg was chosen based on an earlier clinical bioavailability study indicating that the tablet had approximately 60% of the oral bioavailability of an oral solution formulation. As a result, this 400 mg tablet dose was expected to be comparable to a 200 mg oral solution dose, which in a 10 day bevirimat Phase 2a monotherapy study had generated a median 1 log10 viral load reduction. However, analysis of bevirimat plasma levels in this Phase 2b study found that these levels were about half what was expected and closer to levels that were seen in patients using 100 mg of oral solution in the earlier Phase 2a study.

Consistent with these lower drug plasma concentrations, the antiviral responses seen in the 400 mg tablet cohort of the Phase 2b study were also lower than expected. At day 15, the mean viral load reduction was 0.36 log10 in bevirimat-treated patients compared to 0.02 log10 reduction in placebo-treated patients. A total of three patients on bevirimat had greater than 1 log10 reduction in viral load and continued on to the extended dosing portion of the study, including two who achieved an undetectable level of virus (<400 viral copies/ml). One additional patient who had a viral load change of just under 1 log10 on day 15 was continued on therapy by special investigator request.

During the initial 15 day dosing period, there were no reports of drug-related serious adverse events or withdrawals due to adverse events. One patient on bevirimat withdrew after 12 days for reasons not related to the drug. A day 15 viral load sample was obtained from that patient and the patient was not replaced. These data continue to confirm the good safety and tolerability profile of bevirimat found in previous studies.

Given the similar bevirimat plasma concentrations seen in the Phase 2b 400 mg tablet cohort and the 100 mg oral solution cohort in the Phase 2a study, the viral load changes in the two studies were compared. The mean viral load changes on day 11, the appropriate comparator time point, were -0.39 log10 and -0.37 log10, in the current study and the Phase 2a 100mg cohort respectively. In the current study, four of the twelve patients (33%) had a greater than 0.5 log10 reduction in viral load on day 11, and three of these had a greater than a 1 log10 reduction. In the 100 mg liquid dose cohort of the prior Phase 2a study, three of six (50%) had greater than a 0.5 log10 viral load reduction, and no patients had greater than a 1 log10 reduction.

About the Phase 2b Bevirimat Study

The objectives of the Phase 2b study of bevirimat are to examine the antiviral efficacy, pharmacokinetics, and safety of bevirimat in combination with other HIV drugs. In this study, HIV-infected patients failing their current therapies due to drug resistance are treated with bevirimat (12 patients) or placebo (4 patients) on top of their failing background drug regimen for 14 days, a period of “functional monotherapy.” At the end of this period their background drug regimen is optimized for antiviral activity based on each patient’s individual viral resistance profile, continuing with bevirimat or placebo treatment in addition to this new background regimen for an extended dosing period of ten weeks. Under the protocol for the trial, patients receiving bevirimat are required to have greater than a 1 log10 reduction in viral load on day 15 to continue on to this optimized background portion of the study. The study has a dose escalation design with the initial cohort having been treated with 400 mg bevirimat in tablet form.

Conference Call Participation Details

The Company will host a conference call to discuss these results at 5:00 p.m. today (EST). The conference call can be accessed via the web at www.panacos.com or by dialing (866) 700-6293 (domestic) or (617) 213-8835 (international), between 4:45 and 4:55 p.m. and entering the passcode 11391629. A replay of the conference call will be available from 7:00 p.m. on December 19, 2006 until Thursday, January 18, 2007, and can be accessed via the web at www.panacos.com or by dialing toll-free (888) 286-8010, and outside the U.S. (617) 801-6888 with passcode 99545652.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV, including strains that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile, and is currently in Phase 2b clinical trials.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat, and future clinical trials and clinical practice, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.